Exhibit 4.5
EARLE M. JORGENSEN COMPANY
NON-QUALIFIED STOCK OPTION AGREEMENT
(Time-based Vesting)
     THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) dated as of                     ,20                     (“Grant Date”), is between Earle M. Jorgensen Company, a Delaware corporation (the “Company”), and                     , (the “Participant”) relating to options granted under the Company’s 2004 Stock Incentive Plan (the “Plan”). Capitalized terms used in this Agreement without definition shall have the meaning ascribed to such terms in the Plan.
1. Grant of Stock Option, Option Price and Term.
     a) The Company grants to the Participant a Non-Qualified Stock Option to purchase                      shares of Stock of the Company (“Option Shares”) at a price of $                     per share (“Option Price”) subject to the provisions of the Plan and the terms and conditions herein.
     b) The term of this Stock Option shall be a period of 10 years from the Grant Date (the “Option Period”). During the Option Period, the Stock Option shall be vested and exercisable as of the date set forth below according to the percentage set forth opposite such date:

Date	Cumulative Percentage Vested and Exercisable

     Notwithstanding the foregoing, in the event the Participant incurs a termination of employment or provision of services for any reason whatsoever with respect to the Company or an Affiliate, paragraphs (f), (g), (h) and (i) of Section 4 of the Plan shall apply.
     c) The Stock Option granted hereunder is designated as a Non-Qualified Stock Option which is not transferable by the Participant except to a Family Member, in accordance with paragraph (e) of Section 4 of the Plan or by will or the laws of descent and distribution. The Stock Option granted hereunder is not intended to constitute an “incentive stock option” as that term is used in Section 422 of the Code.
     d) The Company shall not be required to issue any fractional shares of Stock. Any fractional shares of Stock shall be paid in cash.
2. Exercise.
     The Stock Option shall be exercisable during the Participant’s lifetime only by the Participant (or his or her guardian or legal representative (each, a “Representative”)), and after the Participant’s death only by a Representative. The Stock Option may only be exercised by the delivery to the Company of a properly completed written notice, which notice shall specify the number of Option Shares to be purchased and the aggregate Option Price for such shares, together with payment in full of such aggregate Option Price. Payment shall only be made as specified in the Plan. If any part of the payment of the Option Price is made in shares of Stock, such shares shall be valued by using their Fair Market Value as of the date of exercise of the Stock Option.
     The Stock Option may not be exercised unless there has been compliance with the Plan and all of the preceding provisions of this Section 2, and, for all purposes of this Agreement, the date of the exercise of the Stock Option shall be the date upon which there is compliance with all such requirements.
3. Payment of Withholding Taxes.
     If the Company is obligated to withhold an amount on account of any tax imposed as a result of the exercise of the Stock Option, the Participant shall be required to pay such amount to the Company, as provided in the Plan. The Participant acknowledges and agrees that he or she is responsible for the tax consequences associated with the grant of the Stock Option and its exercise.
4. Changes in Company’s Capital Structure.
     The existence of this Stock Option will not affect in any way the right or authority of the Company or its stockholders to make or authorize (a) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (b) any merger or consolidation of the Company’s capital structure or its business; (c) any merger or consolidation of the Company; (d) any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof; (e) the dissolution or liquidation of the Company; (f) any sale or transfer of all or any part of its assets or business; or (g) any other corporate act or proceeding, whether of a similar character or otherwise.
     In the event of a Change in Control or other corporate restructuring provided for in the Plan, the Participant shall have such rights, and the Committee shall or may, as the case may be, take such actions, as are provided for in the Plan.
     5. Plan.
     The Stock Option is granted pursuant to the Plan, and the Stock Option and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement by reference or are expressly cited.
     6. Employment, Directorship or Other Service.
     No provision of this Agreement or of the Stock Option granted hereunder shall give the Participant any right to continued employment, directorship or other service with respect to the Company or any Affiliates, create any inference as to the length of employment, directorship or other service of the Participant, affect the right of the Company or Affiliates to terminate the employment, directorship or other service of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any of the Affiliates.

2

7. Governing Law.
     This Agreement and the Stock Option granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (other than its laws respecting choice of law).
8. Waiver; Cumulative Rights.
     The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.
9. Notices.
     Any notices, consents, or other communication to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered to a nationally recognized overnight courier service, to the parties at the addresses set forth below:

If to the Company:	Earle M. Jorgensen Company
10650 Alameda Street, Lynwood, CA 90262
Attention:

Facsimile: (323)

If to the Participant:

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) days after the date of mailing if sent by certified or registered mail, or (y) one (1) day after date of delivery to the overnight courier if sent by overnight courier.
10. Conditional Grant.
     This Stock Option is granted upon the condition that the Option Shares shall be forfeited unless each and any person who is a spouse of the Participant at any time on or after the Grant Date (including any person who becomes a spouse after the Grant Date) executes a Consent of Spouse form provided by the Committee, unless the Committee shall waive such condition.
11. Entire Agreement.
     This Agreement and the Plan embody the complete agreement and understanding among the parties, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.

3

12. Counterparts.
     This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument.
13. Successors and Assigns.
     This Agreement is intended to bind and inure to the benefit of, and be enforceable by, the Participant and the Company and their respective successors and assigns (including subsequent holders of this Stock Option).
14. No Strict Construction.
     The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.
15. Remedies.
     Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Participant agrees and acknowledges that money damages will not be an adequate remedy for any breach of the provisions of this Agreement and that the Company shall be entitled to specific performance and injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.
16. Amendments and Waivers.
     The Administrator (as defined in the Plan) may amend or waive any of the terms of the Award heretofore granted, prospectively or retroactively, but no such amendment shall adversely affect the rights of the Participant without the Participant’s consent.
17. Headings.
     The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting the terms and provisions hereof.
[Remainder of page intentionally left blank.
Signature page follows.]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his hand, all as of the day and year first above written.

EARLE M. JORGENSEN COMPANY

By:
Name:

Title:

Participant: